UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

PRESSURE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21615	04-2652826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue
South Easton, Massachusetts 02375

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (508) 230-1828

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):\

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2013, Mr. Conrad Mir, the Chief Financial Officer of Pressure BioSciences, Inc. (the “Company”), notified the Company’s Board of Directors of his resignation from his position as Chief Financial Officer, effective immediately. The resignation of Mr. Mir was not a result of any disagreements relating to the Company’s operations, policies or practices. Mr. Mir has accepted a position as Chief Executive Officer of another publicly-traded company.

On September 27, 2013, the Board of Directors of the Company appointed Mr. Richard P. Thomley as the Company’s Acting Chief Financial Officer.

Richard Thomley, age 62, has been an independent financial consultant to the Company since March 2013, during which time he has been involved in all areas of financial responsibilities, including SEC reporting. Before that, Mr. Thomley was the Director of Finance of Kiva Systems, Inc. from June 2007 until January 2012.  Mr. Thomley was the Chief Accounting Officer at Spire Corp. from January to June 2007. Mr. Thomley served as the Corporate Controller for Implant Sciences, Inc. from November 2004 until January 2007. Mr. Thomley was Chief Financial Officer at SynQor, Inc. from July 2000 to November 2004.  Mr. Thomley has also held senior management positions in finance at Genesis Technical and Financial, Catamount Manufacturing, Inc., ChemDesign Corp., and Ansul Fire Protection Co.  He has over 30 years experience in U.S. GAAP accounting, internal management, financial reporting and analysis, and SEC reporting. Mr. Thomley is a Certified Public Accountant.

Family Relationships

There are no family relationships between Mr. Thomley and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreements

The Company does not have a written employment agreement with Mr. Thomley; however, the Company has orally agreed to pay Mr. Thomley $100 per hour for his services. Mr. Thomley is expected to devote approximately 100 hours a month to oversee the Company’s financial and administrative operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSURE BIOSCIENCES, INC.

Date: September 30, 2013	By:	/s/ Richard T. Schumacher
Richard T. Schumacher President and Chief Executive Officer